Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus, and “Portfolio Holdings Disclosure Policy” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the use of our report dated January 28, 2010 on the November 30, 2009 financial statements of State Farm Growth Fund, State Farm Balanced Fund, State Farm Interim Fund, and State Farm Municipal Bond Fund, each a series of State Farm Associates’ Funds Trust and its incorporation by reference in the Registration Statement (Form N-1A) and in the related Prospectus and Statement of Additional Information, filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 58 to the Registration Statement under the Securities Act of 1933 (Registration No. 2-27058).

/s/ ERNST & YOUNG LLP

Chicago, Illinois

March 29, 2010